LML and Defendants Settle Litigation

First Data Corp., Electronic Clearing House Inc. and Nova Information Systems Inc. Enter Into License Agreements With LML for Check Conversion

VANCOUVER, BC -- 04/03/2006 -- LML Patent Corp. ("LML"), a wholly owned, indirect subsidiary of LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) announced today that Telecheck Services Inc., Telecheck International Inc. and First Data Corp. (collectively, "First Data"), Electronic Clearing House Inc. and its wholly owned subsidiary XPressChex Inc. (collectively, "ECHO") and Nova Information Systems Inc. ("NOVA") have settled litigation filed by LML in the US District Court for the District of Delaware alleging the defendants infringe LML's patents.

A Settlement and License agreement provides ECHO with a license to LML's patents for electronic check conversion in the Direct Consumer Field (NACHA standard entry class code "POP"), including LML's U.S. Patent Nos. 5,484,988; 6,164,528; and 6,283,366. Terms of this Settlement and License Agreement are confidential.

NOVA also settled litigation and entered into a patent license agreement. The agreement provides NOVA with a license to LML patents for electronic check conversion, including LML's U.S. Patent Nos. 5,484,988; 6,164,528; and 6,283,366. Terms of this Settlement and License Agreement are confidential.

The Corporation also announces that it has settled all litigation between First Data and LML, including litigation in the U.S. District Court for the Eastern District of Texas, and entered into a cross-patent license agreement with First Data. The Settlement and License Agreement provides First Data with a license to LML's patents for electronic check conversion, including LML's U.S. Patent Nos. 5,484,988; 6,164,528 and 6,283,366. The settlement agreement also provides LML with a cross-license to First Data's U.S. Patent Nos. 5,679,938 and 5,679,940.

"We are extremely pleased to have settled our litigation with First Data, ECHO and NOVA and we welcome them as valued licensees," said Patrick H. Gaines, chief executive officer and president of LML and the Corporation.

LML was represented in the license negotiations by Russell E. Levine and Jamie H. McDole of the Chicago office of the law firm Kirkland & Ellis LLP.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. The Corporation also provides selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

About Kirkland & Ellis LLP (www.kirkland.com)

Kirkland & Ellis LLP is a 1,000-attorney law firm representing global clients in complex corporate and tax, workout, insolvency and bankruptcy, litigation, dispute resolution and arbitration, and intellectual property and technology matters. The Firm has offices in Chicago, London, Los Angeles, Munich, New York, San Francisco and Washington.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

LML Payment Systems, Inc.
Patrick H. Gaines
President and CEO
(604) 689-4440

Kirkland & Ellis LLP
Brian Pitts
(312) 861-3115

Investor Relations
(800) 888-2260